Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 25th day of June, 2008 (the “Effective Date”), by and between RADIOSHACK CORPORATION, a Delaware corporation (“Seller”), and TARRANT COUNTY COLLEGE DISTRICT, a political subdivision of the State of Texas (“Buyer”).

RECITALS

A. Buyer intends to open a campus of Tarrant County College District in downtown Fort Worth, Texas (the “Campus”).

B. In connection with the Campus, KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of the KanAm-grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH (“Lot 1 Owner”) as Seller, and Buyer as buyer, entered into that certain Purchase and Sale Agreement (the “Lot 1 Contract”) pertaining to the purchase of that certain tract of real property described as Lot 1, Block 1, RadioShack Addition, an Addition to the City of Fort Worth, Tarrant County, Texas, according to the replat thereof recorded in Cabinet A, Slide 10730, Plat Records of Tarrant County, Texas (“Lot 1 Land”) together with all improvements located thereon (“Lot 1 Improvements”; the Lot 1 Land and the Lot 1 Improvements may be referred to collectively herein as the “Lot 1 Property”).

C. Seller currently leases the Lot 1 Property pursuant to that certain Lease dated December 20, 2005 (the “Lease”), between Lot 1 Owner’s predecessor in interest, Kan Am Riverfront Campus, LP (“Riverfront”), as landlord, and Seller, as tenant, which will be assigned to Buyer at the closing of the purchase and sale of the Lot 1 Property. Riverfront and Seller executed a Memorandum of Lease with respect to the Lease, dated December 20, 2005, and recorded as Instrument No. D205379265, Real Property Records of Tarrant County, Texas (the “Memorandum”). Lot 1 Owner and Seller amended the Memorandum pursuant to that certain Amendment to Memorandum of Lease dated June 15, 2007, recorded as Instrument No. D207219120, which amendment provided notice that Lot 1 Owner had accepted an assignment of all of Riverfront’s right, title and interest as “Landlord” under the Lease.

D. Seller owns the RS Property (as defined in Section 1(a)(ii) below), which is adjacent to the Lot 1 Property.

E. Buyer desires to purchase the RS Property and certain other real and personal property from Seller, which shall be used in connection with the Campus.

F. Seller desires to sell the Property (as defined in Section 1 below) to Buyer in consideration of Buyer agreeing to amend the Lease as set forth herein.

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Sale and Purchase.

(a) Seller hereby agrees to sell, transfer and convey to Buyer, and Buyer hereby agrees to purchase and accept from Seller, in each case for the Consideration (as defined in Section 2 below) and on and subject to the other terms and conditions set forth in this Agreement, the following (collectively, the “Property”):

(i) Those certain tracts of real property owned by Seller described as Lots 2 and 3, Block 1, RadioShack Addition, an Addition to the City of Fort Worth, Texas, according to the replat thereof recorded in Cabinet A, Slide 10730, Plat Records of Tarrant County, Texas, together with all of Seller’s right, title and interest, if any, in and to all easements, rights of way, appurtenances, strips and gores of land, water rights and other interests, rights and benefits thereunto belonging, and to all public or private streets, roads, avenues, alleys, or passageways, open or proposed, on or abutting the parcels of land (collectively, the “RS Land”).

(ii) All improvements on, over, under or to the RS Land, if any (the “RS Improvements”; the RS Land and the RS Improvements may be collectively referred to herein as the “RS Property”) (the Lot 1 Property and the RS Property may be collectively referred to herein as the “Real Property”).

(iii) All of Seller’s right, title and interest in and to the oil, gas and other minerals in, on or under the RS Land and the Lot 1 Land (“Mineral Estate”).

(iv) All of Seller’s right, title and interest in and to all fixtures, furniture, equipment, machinery and similar personal property located on the Lot 1 Land that is owned by Seller, except for the Excluded Property (as defined in Section 1(b) below) (the “Personal Property”). The Personal Property shall be conveyed to Buyer on an as-is, where-is basis and without warranty of any kind except that the Personal Property shall be conveyed free and clear of any liens. The Personal Property shall be conveyed subject to the terms and provisions set forth in any applicable Contract (as defined in Section 1(a)(v) below) pertaining to any part thereto. On or before the Closing Date, Buyer shall provide to Seller a fully executed Texas Sales and Use Tax Exemption Certification in respect of the purchase of the Personal Property. Such certification must be in the form required by applicable law to enable Seller to legally exempt the sale of the Personal Property to Buyer from imposition of otherwise applicable sales and/or use tax charges.

(v) To the extent assignable, all of Seller’s interest in all service, maintenance, labor and similar contracts pursuant to which services or goods are provided for the use and operation of the Real Property and the Personal Property as well as all subleases under the Lease (the “Contracts”). The Contracts shall be deemed to be Permitted Encumbrances (as defined in Section 3(b) below).

(vi) All of Seller’s right, title and interest in the intangible property used in connection with the Real Property including, without limitation, all contract rights, guarantees, architectural drawings, plans and specifications, licenses, permits, registrations and warranties relating to the ownership, construction, or occupancy of the Real Property, if any (the “Intangible Personal Property”).

(vii) As an appurtenance to the RS Land conveyed under Section 1(a)(i) above, all of Seller’s right, title, and interest, without warranty, in and to that certain easement estate as created in Agreement dated October 7, 1953, between Tarrant County Water Control and Improvement District Number #1 and Leonards, recorded in Volume 2645, Page 494, Deed Records of Tarrant County, Texas and in that Easement Agreement dated March 1, 1965, between Tarrant Water Control and Improvement District #1 and Leonards, Inc., recorded in Volume 4049, Page 356, Deed Records of Tarrant County, Texas, as well as that certain easement estate reserved by Tandy Corporation in deed dated December 1, 1977 to Tarrant County Water Control and Improvement District No. 1, recorded in Volume 6352, Page 995, Deed Records of Tarrant County, Texas (collectively, the “Parking Easements”).

(viii) Seller’s Additional Consideration (as defined in Section 7(b)(10) below).

(b) Notwithstanding anything to the contrary, the Property conveyed by Seller to Buyer pursuant to this Agreement shall not include any of the following (collectively, the “Excluded Property”):

(i) All of Seller’s office equipment (not including the audio/video meeting, projecting, and conferencing equipment currently located in the East Fork and Trinity Buildings) and computer and data processing equipment located on the Lot 1 Property and all inventory, merchandise, supplies and trade fixtures used in connection with Seller’s retail and model stores located on the Lot 1 Property;

(ii) All economic development incentives (the “Excluded Incentives”) including, but not limited to, economic development grants and property tax abatements and reimbursements previously or at any time granted to Seller by the City of Fort Worth, the Tax Increment Reinvestment Zone Number Six, City of Fort Worth, Texas, or any other Governmental Authority (as defined in the Lease);

(iii) All of Seller’s furniture and equipment (including audio/video meeting and conferencing equipment), decorations, furnishings, and interior artwork located in the West Fork and Clear Fork Buildings located on Lot 1 (except for items of personal property used in the operation or maintenance of these two buildings) and certain other furniture and equipment owned by Seller located on the Lot 1 Property described on Exhibit A attached hereto (the “Excluded Personal Property”); and

(iv) Any trade names, service marks, trademarks (and any exterior sign facings or panels bearing any of the foregoing to the extent that such can be removed from monument signs or other Lot 1 Improvements without damage thereto), patents, other intellectual property, trade secrets, phone numbers and the like which are associated with Seller’s business.

(c) The Property shall be conveyed subject to the Permitted Encumbrances.

2. Consideration. As consideration (“Consideration”) for Seller conveying the Property to Buyer, Buyer agrees to amend the Lease pursuant to and in accordance with the Amended and Restated Lease (as defined in Section 18). The execution of the Amended and Restated Lease by Buyer at Closing shall be a condition precedent to Seller’s obligation to convey the Property to Buyer.

3. Title Exceptions.

(a) Attached as Exhibit B is Schedule B of that certain Commitment for Title Insurance issued by Rattikin Title Company, Attention: Larry Townsend, 201 Main Street, Suite 800, Fort Worth, Texas 76102, telephone number (817) 332-1171, telecopier number (817) 877-4237 (the “Title Company”) as agent for Chicago Title Insurance Corporation, dated effective as of June 10, 2008 (the “Commitment”). In addition, Buyer acknowledges that prior to the Effective Date, Buyer has received that certain survey of the Lot 1 Property and the RS Property prepared by Eugene D. Abbey, RPLS No. 4886, dated June 20, 2008, revised June 23, 2008 (the “Survey”).

(b) At Closing, provided that neither Buyer nor Seller has terminated this Agreement pursuant to the terms hereof, Seller shall transfer title to the RS Property and the Mineral Estate to Buyer pursuant to the Deed (as defined in Section 7(b)(1)), subject only to (i) the Contracts, (ii) any matter shown in paragraphs 1, 5 and 10 of Schedule B to the Commitment, and (iii) any matter which appears on the Survey (“Permitted Encumbrances”).

4. Due Diligence. Buyer acknowledges that prior to the Effective Date, (i) pursuant to that certain Confidentiality Agreement by and between Seller and Buyer dated May 8, 2008 (“Confidentiality Agreement”), Seller delivered to Buyer certain due diligence documents and (ii) pursuant to that certain Agreement for Temporary Access for Site Investigation, by and between Seller and Buyer dated May 28, 2008 (“Access Agreement”), Buyer has inspected and tested the Property to the extent deemed necessary or desirable by Buyer.

5. Representations and Warranties of Seller.

(a) Subject to all matters disclosed in the Confidential Information (as defined in the Confidentiality Agreement), and subject to any information discovered by Buyer or other information disclosed in writing to Buyer by Seller or any other person prior to the Closing (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer and agrees with Buyer as follows:

(i) Seller is a corporation organized and validly existing under the laws of the State of Delaware, is qualified to do business and is in good standing in the State of Texas, and has all requisite power and authority to enter into this Agreement and all related agreements and perform its obligations hereunder. The execution and delivery of this Agreement by Seller has been duly authorized. This Agreement and any other documents executed in connection herewith have been duly executed and delivered, and are legally valid obligations of Seller, enforceable in accordance with their terms.

(ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is binding upon Seller or which otherwise affects Seller, which will not be discharged or released at Closing.

(iii) Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property; provided, however, Buyer acknowledges that Seller has disclosed to Buyer the general concept of the Trinity River Vision project and that this representation is subject thereto. To Seller’s current actual knowledge, no portion of the Real Property is proposed to be taken as part of the Trinity River Vision project.

(iv) Seller has not received written notice of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

(v) To Seller’s current actual knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Real Property, or arising out of the ownership, management or operation of the Real Property, this Agreement or the Lot Contract or the transactions contemplated hereby.

(vi) Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

(vii) To Seller’s current actual knowledge, there are no authorizations, consents or approvals of and filings with any Governmental Authority or any other person or entity required with respect to Seller for the execution and delivery of the documents contemplated by this Agreement and the performance of its obligations thereunder and under the Lease.

(viii) To Seller’s current actual knowledge, the Real Property, including the use and operation thereof, is in substantial compliance with all applicable legal requirements, including without limitation, the Americans With Disabilities Act, Public Law 101-336, as codified, and with all applicable requirements of every Governmental Authority, including without limitation, zoning, subdivision, building and environmental requirements. To Seller’s current actual knowledge, (A) except for the Excluded Incentives, there are no special or preferential assessments in effect with respect to the Real Property, and (B) except for Permitted Encumbrances there are no written agreements with any Governmental Authority which affect the Real Property.

(ix) Pursuant to the Confidentiality Agreement, Seller has delivered to Buyer, among other things, copies of the Phase I Environmental Site Assessment (including a limited asbestos survey) dated May 14, 2001 and the Phase II Environmental Site Assessment dated June 4, 2001, both prepared by Carter & Burgess, Inc. To Seller’s current actual knowledge, Seller has received no written notice from any Governmental Authority of any violation of any Environmental Laws (as defined in the Lease) in relation to the Real Property.

(x) To Seller’s current actual knowledge, Seller has not received written notice or demand from any of the insurers of all or any portion of the Real Property (or insurers of any activities conducted thereon) to correct or change any physical condition on the Real Property or any practice of Seller.

(xi) To Seller’s current actual knowledge, Seller has received no written notice from any Governmental Authority of (A) any pending or contemplated change in any federal, state or local governmental or private restriction applicable to the Real Property, (B) any pending or threatened judicial or administrative action applicable to the Real Property, or (C) any action pending or threatened by adjacent land owners or other persons, which would result in a material adverse change in the condition of the Real Property, or any part thereof, or in any material way prevent or limit the operation of the Improvements or the Lot 1 Improvements or any part thereof.

(b) As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s current actual knowledge” or any similar phrase shall mean the current actual, not constructive or imputed, knowledge of Bob Donohoo and Mark Hullinger.

(c) Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

(d) The representations and warranties set forth in this Section 5, each of which shall be true in all material respects as of the date hereof and at Closing, shall be for the benefit of Buyer and its respective successors and assigns and shall be binding upon Seller and each of its successors and assigns and shall survive the Closing for a period of one (1) year from the date of the Closing after which time they will terminate and be of no further force or effect. Subject to the terms and provisions set forth herein, Seller shall, as Buyer’s exclusive remedy, defend, indemnify and hold harmless Buyer and its successors and assigns, from and against any and all liabilities, losses, damages, costs, expenses (including without limitation reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments should any representation or warranty set forth in this Section 5 prove to have been untrue or inaccurate in any material respect when made. No right of rescission shall be available to Buyer or its successors and assigns if any representation or warranty set forth in this Section 5 shall prove to have been untrue or inaccurate in any material respect when made.

6. Conditions Precedent to Buyer’s Obligations. All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option), and in the event that any of the conditions set forth below has not so been fully satisfied or waived, then Buyer shall have the right, in its discretion, to terminate this Agreement by notice to Seller, whereupon this Agreement shall terminate and Seller and Buyer shall have no further obligations hereunder except for any obligations which expressly survive the termination of this Agreement:

(i) All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

(ii) Seller shall have performed, observed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

(iii) All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

(iv) The Title Company’s commitment to issue the Owner Policy in the form required by the Commitment, as the same may have been supplemented, in the amount set forth in Section 7(b)(3) below.

7. Closing; Deliveries.

(a) Subject to Section 19(b) below, the closing (“Closing”) shall take place on or before June 25, 2008, at the offices of the Title Company, or on such other date as may be agreed to in writing by both Seller and Buyer (“Closing Date”).

(b) At Closing, Seller shall deliver to Buyer (or the Title Company, as appropriate) the following, and it shall be a condition to Buyer’s obligation to close that Seller shall have delivered the same to Buyer:

(1) A Special Warranty Deed (“Deed”) conveying the RS Property and the Mineral Estate to Buyer, including a conveyance without warranty of the Parking Easements, duly executed and acknowledged by Seller and substantially in the form of Exhibit C, subject to the Permitted Encumbrances.

(2) Two (2) original counterparts of an Assignment of Warranties and Permits and Bill of Sale (“Assignment and Bill of Sale”) assigning and conveying the Personal Property, Contracts and Intangible Personal Property to Buyer, substantially in the form of Exhibit D, duly executed by Seller.

(3) The Title Company’s irrevocable commitment to issue a TLTA Owner Policy of Title Insurance (“Owner Policy”) to Buyer, at Seller’s expense, insuring that, upon Closing, Buyer is the owner of indefeasible fee simple title to the RS Property and the owner of Seller’s rights under the Parking Easements subject only to the Permitted Encumbrances and the standard printed exceptions included in a Texas Standard Form Owner Policy of Title Insurance, and containing, at Buyer’s expense, such endorsements as requested by Buyer. Without limiting the generality of the foregoing, the printed form exception for restrictive covenants must be deleted unless one or more restrictive covenants are included among the Permitted Encumbrances; there must be no exception for rights of parties in possession except Seller as tenant under the Lease and any other tenants disclosed in the Lease or the Confidential Information (as defined in the Confidentiality Agreement, and the standard exception for taxes must read: “Standby fees, taxes and assessments by any taxing authority for the year 2008 and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.” Seller and Buyer agree that the Owner Policy shall be issued in the amount of $100,000 and may be combined into the Owner Policy being issued under the Lot 1 Contract.

(4) An original Certificate executed by the secretary of Seller (or appropriate authorized officer) containing resolutions authorizing the sale of the Property pursuant to this Agreement.

(5) An original incumbency certificate for Seller.

(6) Original good standing certificates for Seller from the Delaware and Texas Secretaries of State.

(7) True and correct copies of all documents (to the extent in Seller’s possession) evidencing or relating to any of the Intangible Personal Property. Buyer acknowledges that some or all of such documents may be delivered to Buyer after Closing.

(8) Possession and occupancy of the Real Property, subject to the Permitted Encumbrances and the Lease (as amended in accordance with Section 18).

(9) Four (4) original counterparts of a closing statement (the “Closing Statement”) for the purchase and sale of the Property, in form and substance reasonably acceptable to Buyer and Seller.

(10) Immediately available funds via wire transfer in the amount of $2,250,000.00 (such amount being the difference between the purchase price under the Lot 1 Contract and the amount of $235,000,000.00 which Buyer is paying towards the purchase price under the Lot 1 Contract) (“Seller’s Additional Consideration”).

(11) Seller’s affidavit setting forth its U.S. Taxpayer Identification Number, its office address, and its statement that it is not a “foreign person” as defined in Internal Revenue Code §1445(f)(3), as amended.

(12) Four (4) original counterparts of the Amended and Restated Lease, duly executed by Seller.

(13) An original Memorandum of Amended and Restated Lease (as defined in Section 18 below), duly executed and acknowledged by Seller.

(14) An estoppel certificate executed by Seller in connection with the Lease in the form attached hereto as Exhibit E.

(15) An original Memorandum of Option (as defined in Section 20 below) and an original Termination of Option (as defined in Section 20 below), which shall be held in escrow pursuant to Section 20 below, duly executed and acknowledged by Seller.

(16) An original Escrow Agreement (as defined in Section 20 below), duly executed by Seller.

(17) All other instruments and documents reasonably required by the Title Company to issue the Owner Policy and/or to effectuate this Agreement and the transactions contemplated hereby.

(c) At Closing, Buyer shall deliver to Seller (or the Title Company, as appropriate) the following, and it shall be a condition to Seller’s obligation to close that Buyer shall have delivered the same to Seller:

(1) Two (2) original counterparts of the Assignment and Bill of Sale, duly executed by Seller.

(2) Four (4) original counterparts of the Closing Statement.

(3) Four (4) original counterparts of the Amended and Restated Lease, duly executed by Buyer.

(4) An original Memorandum of Amended and Restated Lease, duly executed and acknowledged by Buyer.

(5) An original Memorandum of Option and an original Termination of Option, duly executed and acknowledged by Buyer.

(6) A Texas Sales and Use Tax Exemption Certification as required by Section 1(a)(iv) executed by Buyer.

(7) An original Escrow Agreement, duly executed by Buyer.

(8) All other instruments and documents reasonably required by the Title Company to effectuate this Agreement and the transactions contemplated hereby.

8. Taxes; Closing Costs.

(a) Seller and Buyer shall each pay their respective attorney’s fees. Seller shall pay the base premium for the Owner Policy, and Buyer may purchase, at its expense, any additional coverage or endorsements in excess of the standard TLTA Owner Policy. Buyer shall pay for the Survey. All other escrow and closing costs shall be paid in the customary fashion for transactions in the Fort Worth, Texas area.

(b) Real property taxes on the Real Property (Lot 1 Property and RS Property) (except any property taxes assessed against any of the Excluded Property) for the current year and rents (except for rents under the Lease for the month of June 2008, which shall be retained in full by the Lot 1 Owner in connection with the sale and purchase of the Lot 1 Property) and all other operating income and expenses related to the Lot 1 Property and the Property and the Contracts, shall be prorated at the Closing, effective as of the Closing Date, using the best available computations of such items. At Closing, the Title Company shall estimate Seller’s prorata share of 2008 taxes (“Seller’s Estimated Taxes”) by applying 2007 tax rates to the 2008 assessment values for the Real Property. Seller shall pay Seller’s Estimated Taxes to the Title Company at Closing with instructions to deliver such funds to the Tarrant County Tax Assessor/Collector and to request a written receipt for such funds. If the total tax liability for the Real Property calculated as of the Closing Date exceeds Seller’s Estimated Taxes, Seller shall promptly pay such deficiency to the Title Company. If such tax liability is less than Seller’s Estimated Taxes, the Title Company shall promptly refund such excess to Seller upon its receipt of same from the tax collector. Seller shall be responsible for any taxes owed or charged for prior tax years. Seller and Buyer may enter into an agreement at Closing to prorate operating expenses relating to the Lot 1 Property and the Property paid or incurred by either party for pre and post Closing periods of time. The obligations of Seller and Buyer under this Section 8(b) shall survive the Closing.

9. Disclaimer.

(a) Subject to the representations and warranties of Seller contained in Section 5 hereof, Buyer expressly acknowledges that the Property is being sold and accepted AS-IS, WHERE-IS AND WITH ALL FAULTS and, except as expressly set forth herein, Seller makes no representations or warranties with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any Improvements on the Property, (ii) the manner, construction, condition, and state of repair or lack of repair of any of such Improvements, (iii) the conformity of the Improvements to any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to Buyer, (iv) the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Property, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition, or otherwise,

(vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with applicable laws, rules and regulations, (x) the Property’s investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Property, or (xii) any other matter whatsoever affecting the stability, integrity, other condition or status of the Property or any Improvements situated on all or part of the Property (collectively, the “Property Conditions”), and except as expressly set forth herein, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE relating to the Property, its Improvements or the Property Conditions, such waiver being absolute, complete, total and unlimited in any way.

(b) Subject to Seller’s representations and warranties set forth in Section 5 above, Buyer acknowledges that the Property may not be in compliance with all regulations, rules, laws and ordinances that may apply to the Property or any part thereof and the continued ownership, maintenance, management and repair of the Property (“Requirements”). Buyer shall be solely responsible for any and all Requirements, Property Conditions, and all other aspects of the Property, whether the same shall be existing as of the Closing Date or not. To the fullest extent permitted by law, except for claims based on fraud, Buyer hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon it by virtue of any applicable state, federal, or local law, rule, or regulation as a result of the purchase of the Property, including, without limitation, (i) the provisions of the Deceptive Trade Practices-Consumer Protection Act of the State of Texas, (ii) any other comparable statute of the State of Texas, and (iii) any environmental law, rule, or regulation whether federal, state or local, including, without limitation, the Comprehensive Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.) as amended by the Superfund Amendments and Reauthorization Act of 1986, and any analogous federal or state laws, including without limitation, the Texas Solid Waste Disposal Act. With respect to Buyer’s waiver of the above, Buyer represents and warrants to Seller that: (a) Buyer is not in a significantly disparate bargaining position; (b) Buyer is represented by legal counsel in connection with the sale contemplated by this Agreement; and (c) Buyer is knowledgeable and experienced in the purchase, operation, ownership, refurbishing and sale of commercial real estate, and is fully able to evaluate the merits and risks of this transaction. As part of the provisions of this Section 9(b), but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection, to the extent permitted by law, Buyer hereby agrees, represents, and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section 9(b) above, subject to the representations and warranties of Seller contained in Section 5 hereof.

(c) Without limiting the generality of the foregoing, Buyer acknowledges that except with respect to any Seller’s representations and warranties set forth in Section 5 above, Seller does not make any representations whatsoever as to the presence or absence of hazardous substances or toxic wastes on the Property, nor as to any disposal or release thereof on the Property at any time. Other than as may arise in connection with a breach of a representation or warranty of Section 5 hereof or a claim based on fraud, BUYER HEREBY KNOWINGLY WAIVES AND RELEASES SELLER FROM ALL CLAIMS THAT BUYER MAY NOW HAVE OR MAY BE ABLE TO ASSERT IN THE FUTURE (INCLUDING, BUT NOT LIMITED TO, ANY ACTIONS BASED ON FEDERAL, STATE OR COMMON LAW AND ANY COST-RECOVERY OR CONTRIBUTION CLAIM OR OTHER PRIVATE RIGHT OF ACTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (“CERCLA”), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AS AMENDED, THE TEXAS SOLID WASTE DISPOSAL ACT, AS AMENDED, OR ANY OTHER STATE OR FEDERAL LAW TO WHICH THE PROPERTY IS OR MAY BE SUBJECT, INCLUDING ANY CLAIMS BASED ON THE STRICT LIABILITY OR CONCURRENT NEGLIGENCE OF SELLER) REGARDING THE PHYSICAL CHARACTERISTICS OR CONDITION (INCLUDING THE PRESENCE OR RELEASE IN THE SOIL, AIR, STRUCTURES, SURFACE OR SUBSURFACE WATERS, OR ELSEWHERE ON THE PROPERTY, OF HAZARDOUS SUBSTANCES (AS DEFINED BY CERCLA) OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION, TREATMENT OR REMOVAL), VALUATION, SALABILITY OR UTILITY OF THE PROPERTY, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property.

Notwithstanding anything to the contrary, all of the terms and provisions of this Section 9 shall survive the Closing.

10. Default; Remedies.

(a) In the event Buyer fails to close this transaction by the Closing Date, other than due to Seller’s default or termination hereof by Buyer pursuant to the applicable provisions hereof, Seller may, at its option and as its sole and exclusive remedy, either bring a suit for damages not to exceed Three Million Dollars ($3,000,000.00) or seek to enforce specific performance of this Agreement.

(b) In the event that the closing of this transaction does not occur by reason of

Seller’s default hereunder, Buyer may, at its option and as its sole and exclusive remedy, either terminate this Agreement or seek to enforce specific performance of this Agreement. In no event shall any consequential damages be recovered by Buyer against Seller arising out of any alleged default under this Agreement.

11. Confidentiality. Buyer and Seller agree that the terms and provisions set forth in this Agreement and in any exhibits or schedules attached hereto and any negotiations associated with the transaction described herein shall be deemed to be Confidential Information. Buyer may disclose the Confidential Information only in accordance with the terms and provisions set forth in the Confidentiality Agreement.

12. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the addresses or facsimile numbers set forth below (or such other address or number as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

If to Seller:	RadioShack Corporation
300 RadioShack Circle, MS 3-307 Fort Worth, Texas 76102 Attn.: Jim Gooch, Executive Vice President and Chief Financial Officer Facsimile: (817) 415-3744

With a copy to:

RadioShack Corporation 300 RadioShack Circle, MS CF4-101 Fort Worth, Texas 76102 Attn.: Bob Donohoo, Vice President and General Counsel Facsimile: (817) 415-6593

And with a copy to:

E. Brad Mahon Murphy Mahon Keffler & Farrier, L.L.P. 500 Main Street, Suite 1200 Fort Worth, Texas 76102 Facsimile: (817) 877-3668

If to Buyer:	Tarrant County College District
1500 Houston Street Fort Worth, Texas 76102 Attn: Dr. Leonardo de la Garza Facsimile (817) 515-5450

With a copy to:

Burch Waldron Law, Snakard & Gambill, P.C. 1600 W. 7th Street, Suite 500 Fort Worth, Texas 76102-2598 Facsimile (817) 332-7473

If to Title Company:	Rattikin Title Company 201 Main Street, Suite 800 Fort Worth, Texas 76102 Attn: Larry Townsend Facsimile (817) 877-4237

Notices shall be sent by (i) U. S. registered or certified mail, postage prepaid, return receipt requested, (ii) reputable overnight delivery service providing proof of receipt, (iii) hand delivery, or (iv) legible facsimile transmission sent to the intended addressee at the addresses and/or numbers set forth above, in which case they shall be deemed delivered on the date of actual delivery to said offices or on the date of refusal to accept delivery, in the case of (i), (ii) or (iii) above, or on the date of the facsimile transmission (or the next business day if transmitted later than 5:00 p.m. in the recipient’s time zone), provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (i), (ii) or (iii) above. Any notice delivered pursuant to clause (i), (ii) or (iii) above that is actually received or deemed received pursuant to the foregoing provisions after 5:00 p.m. (in the recipient’s time zone) shall be deemed received on the next business day. Either party may by written notice to the other party given as provided hereunder change its address or facsimile number for service of Notice to any other address or number. Any address so designated shall include a street address for courier delivery.

13. Brokers. Seller and Buyer represent and warrant to each other that neither party has engaged any agent, broker, or other similar party in connection with this transaction except (i) Jones Lang LaSalle Americas, Inc., which represents Seller (“Seller’s Broker”) and (ii) Champion Partners, which represents Buyer (“Buyer’s Broker”). Seller shall pay to Seller’s Broker a fee pursuant to separate agreement. Buyer shall pay to Buyer’s Broker a fee of $3,075,000 upon the closing of the Lot 1 Property. Each party agrees to indemnify and hold the other harmless from the claims of any agent, broker, or other similar party claiming by, through, or under the indemnifying party. The provisions of this Section 13 shall survive the Closing or any termination of this Agreement.

14. Representations and Warranties of Buyer. Buyer represents and warrants that:

(a) Buyer is a political subdivision of the State of Texas duly organized and validly existing under the laws of the State of Texas, and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this

Agreement by Buyer has been duly authorized. This Agreement, and all other agreements executed in connection herewith, have been duly executed and delivered by Buyer, and are legally valid obligations of Buyer, enforceable in accordance with their terms.

(b) The execution and delivery of this Agreement and all related agreements and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or, as of the Closing, result in the breach of any material terms or provisions of, or constitute a default under, or, as of the Closing, result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing.

(c) Buyer hereby acknowledges that, as of the Effective Date, Buyer has been advised in writing that Buyer should have an abstract covering the RS Land examined by an attorney of Buyer’s own selection or that Buyer should be furnished with or obtain a policy of title insurance.

15. Assignment. Buyer may not assign its rights and obligations under this Agreement to any other entity or person without the prior written approval of Seller.

16. Risk of Loss.

(a) In the event of loss or damage to the RS Property or the Personal Property or any portion thereof, this Agreement will remain in full force and effect, in which event Seller will assign to Buyer all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the portion of the RS Property or the Personal Property in question. Upon Closing, full risk of loss with respect to the Property will pass to Buyer.

(b) In the event of loss or damage to the Lot 1 Property or a condemnation which results in the termination of the Lot 1 Contract, this Agreement will automatically terminate as provided in Section 20(a).

17. Miscellaneous.

(a) This Agreement shall be governed by the laws of the State of Texas and shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) This Agreement or any notice or memorandum hereof shall not be recorded in any public record.

(c) Time is of the essence of this Agreement. Whenever a date specified in this Agreement falls on a Saturday, Sunday, or federal holiday, the date will be extended to the next business day.

(d) The headings preceding the text of the sections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(e) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement and on any written notice delivered pursuant hereto. Seller and Buyer intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

(f) All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

(g) Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and of Buyer made hereunder shall survive the Closing and delivery of the Deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within one (1) year after the Closing or any claim based thereon shall be deemed irrevocably waived provided that this Section 17(g) shall not be deemed to modify or affect or limit the survival of any separate representations in the Lease. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.

(h) Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and each party hereto shall remain liable to perform its obligations hereunder except to the extent of such prohibition or unenforceability. To the extent permitted by applicable law, each party hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

(i) The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

(j) Except for the Confidentiality Agreement and any access agreement previously executed between Seller and Buyer, this Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

(k) Seller and Buyer, at the cost and expense of the requesting party (except as otherwise set forth in this Agreement to the contrary), will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the other reasonably may request from time to time to carry out more effectively the intent and purposes of this Agreement.

(l) In the event that litigation is instituted by one party against the other in connection with this Agreement, the prevailing party shall be entitled to reimbursement from the other party for all of its reasonable attorneys’ fees and expenses.

18. Lease. At Closing, Buyer as landlord, and Seller as tenant, shall enter into (i) an amended and restated Lease (the “Amended and Restated Lease”), which shall be substantially in the form attached hereto as Exhibit F and (ii) a “Memorandum of Amended and Restated Lease” (herein so called), in form and substance reasonably acceptable to the parties, which shall be recorded in the Real Property Records of Tarrant County, Texas.

19. Lot 1 Contract.

(a) The parties’ obligation to close the transaction contemplated herein is expressly contingent on the closing of the Lot 1 Contract. If the Lot 1 Contract is terminated for any reason whatsoever, then this Agreement shall automatically terminate and neither party will have any further obligations one to the other except as set forth in Sections 11 and 13.

(b) It is the intent of the parties that the Closing shall occur concurrently with the closing under the Lot 1 Contract; accordingly, all of the parties’ documents and funds shall be fully executed and delivered into escrow with the Title Company immediately preceding the closing of the Lot 1 Contract and the Closing Date shall be automatically adjusted as necessary to give effect to such intent.

(c) In connection with the closing of the Lot 1 Contract and subject to the terms and conditions thereof, Buyer agrees to pay $237,250,000 for the purchase price of the Lot 1 Property. As provided in Section 7(b)(10), Seller shall deliver to the Title Company Seller’s Additional Consideration to be applied by the Title Company in closing the Lot 1 Contract. If the Lot 1 Contract fails to close for any reason, the Title Company shall return to Seller and Buyer all funds delivered by each party in contemplation of the closing of the Lot 1 Contract.

20. Purchase Option. Seller hereby grants to Buyer an option (the “Option”) to purchase that certain real property described in Exhibit G attached hereto (the “Option Property”). If Buyer elects to exercise the Option, Buyer will provide written notice thereof to Seller (the “Option Notice”) and Buyer shall acquire the Option Property in accordance with the terms of this Agreement except (a) the purchase price for the Option Property shall be $850,000.00 (the

“Option Price”), (b) Buyer shall conduct, at its sole expense, any title, feasibility and environmental studies and/or other review of the Option Property prior to Buyer’s exercise of the Option, (c) the closing of the Option Property shall occur within fifteen (15) days after the date of the Option Notice, and (d) Buyer shall accept the Option Property AS IS, WHERE IS, AND WITH ALL FAULTS and subject to the Permitted Exceptions (to the extent applicable) and all other matters of record and any matters that would be disclosed on a survey of the Option Property as of the date of the Option Notice, and in the condition existing as of the closing thereof (thereby waiving any obligation of Seller to cure any title defect or property condition). If Buyer properly and timely exercises the Option, Seller shall convey the Option Property to Buyer by special warranty deed. Buyer shall pay for any title insurance policy covering the Option Property and all closing, recording and escrow fees charged by the Title Company in connection with the conveyance of the Option Property to Buyer. Notwithstanding anything to the contrary, if the Option Notice is not received by Seller within sixty (60) days after the Closing Date, all of Buyer’s rights, title and interest in and to the Option shall terminate. At Closing, the Option Price shall be escrowed by the Title Company pursuant to an escrow agreement (the “Escrow Agreement”) in substantially the form as attached hereto as Exhibit H. If Buyer does not timely exercise the Option as provided herein, the Title Company shall deliver the Option Price to Buyer. A “Memorandum of Option” (herein so called), in form and substance reasonably acceptable to the parties, shall be recorded in the Real Property Records of Tarrant County, Texas, and a “Termination of Memorandum of Option” (herein so called) in form and substance reasonably acceptable to the parties, shall be signed by the parties at Closing and delivered into escrow with the Title Company. If Buyer does not timely exercise the option, the Title Company will promptly record the Termination of Memorandum of Option.

[Signature Pages Attached]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

RADIOSHACK CORPORATION, a Delaware corporation

By:	/s/ Robert C. Donohoo
Robert C. Donohoo, Vice President and General Counsel

[Signature page to Purchase and Sale Agreement]

BUYER:

TARRANT COUNTY COLLEGE DISTRICT, a political subdivision of the State of Texas

By:	/s/ Dr. Leonardo de la Garza
Dr. Leonardo de la Garza, Chancellor

[Signature page to Purchase and Sale Agreement]

Title Company Joinder

By its execution below, Title Company acknowledges its receipt of a copy of this Agreement and agrees to act as escrow agent thereunder.

RATTIKIN TITLE COMPANY

By:	/s/ Larry Townsend
Name:	Larry Townsend
Title:	Senior Vice President